For Immediate Release

October 31, 2017

Cummins Reports Third Quarter 2017 Results

•	Third quarter revenues of $5.3 billion, GAAP[1] Net Income of $453 million

•	EBIT of 12.1% of sales, Diluted EPS of $2.71

•	Cummins expects full-year 2017 revenues to be up 14% to 15%

•	EBIT is expected to be in the range of 11.8% to 12.2%

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2017.

Third quarter revenues of $5.3 billion increased 26% from the same quarter in 2016. Revenues in North America increased 25% due to higher demand in truck, oil and gas and construction markets. International sales grew 28% primarily due to strong truck and construction demand in China, sales of new products in India and increased demand from global mining customers.

Net income attributable to Cummins in the third quarter was $453 million, or $2.71 per diluted share, compared to $289 million, or $1.72 per diluted share. The tax rate in the third quarter of 2017 was 26.5%.

Earnings before interest and taxes (EBIT) was $640 million, or 12.1% of sales, an increase from $398 million, or 9.5% of sales, a year ago.

“Cummins experienced positive momentum in demand in a number of important markets, resulting in strong sales growth in the third quarter,” said Chairman and CEO Tom Linebarger. “Earnings improved over the year-ago period due to stronger volumes and operational improvements that more than offset increased quality costs. Year to date, we have returned $913 million to shareholders in the form of dividends and share repurchases consistent with our plan to return 50% of Operating Cash Flow in 2017.”

Outlook

Based on its current forecast, Cummins expects full-year 2017 revenues to grow 14% to 15%, an increase from the company’s previous projection of 9% to 11% growth. EBIT is expected to be in the range of 11.8% to 12.2% of sales, which is unchanged from the prior guidance except for the inclusion of the impact of the new Eaton Cummins Automated Transmission Technologies joint venture. The joint venture, which is consolidated within the Components segment, is expected to report 2017 sales of approximately $150 million and negative EBIT of $25 million due in part to the amortization of intangible assets.
Third quarter 2017 highlights:

•
The Company entered into an asset purchase agreement with Brammo, Inc., which designs and develops battery packs for mobile and stationary applications. When complete, this will be an important milestone in Cummins’ efforts to become a global electrified power leader.

•
The Eaton Cummins Automated Transmission Technologies joint venture became fully operational on schedule on August 1st. The joint venture will capitalize on the secular shift to more automated transmissions in commercial vehicle markets.

Third quarter 2017 detail (all comparisons to same period in 2016)

Engine Segment

•	Sales - $2.3 billion, up 26%

•	Segment EBIT - $229 million, or 9.8% of sales, compared to $89 million or 4.8% of sales

•	EBIT includes a $63 million warranty charge related to a quality campaign

•	On-highway revenues increased by 25%, and off-highway revenues increased 30% primarily due to increased demand globally in truck and construction markets

Distribution Segment

•	Sales - $1.8 billion, up 17%

•	Segment EBIT - $91 million, or 5.2% of sales, compared to $96 million or 6.4% of sales

•	Organic sales increased 12% due to improved sales to off-highway markets

•	The impact of acquisitions and the disposal of power generation rental assets in North America resulted in a net percent increase in revenues

Components Segment

•	Sales - $1.5 billion, up 34%.

•	Segment EBIT - $217 million , or 14.2% of sales, compared to $148 million or 12.9% of sales

•	International revenue increased 45%, primarily due to higher truck demand in China and the sale of new products in India

•	Sales in North America increased 26% due to stronger orders from on-highway customers

Power Systems Segment

•	Sales - $1.1 billion, up 23%

•	Segment EBIT - $81 million, or 7.7% of sales, compared to $59 million, or 6.9% of sales

•	Increased demand for industrial engines from mining and oil & gas customers was the main contributor to the revenue growth

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2017. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2016 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

Contact:
Carole Casto
Vice President - Marketing and Communications
(317) 610-2480
carole.casto@cummins.com